Exhibit 99.1

For further information contact
Harry J Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

Rollins, Inc. Announces Changes in Executive Officers

ATLANTA,GA., - September 7, 2010.  The Board of Directors of Rollins, Inc. (NYSE: ROL) (the “Company”), acting through its independent directors, acted today to terminate the employment, effective immediately, of Glen W. Rollins as Executive Vice President of the Company and as President of the subsidiaries of the Company including Orkin, LLC.

The Company also disclosed that Glen Rollins and his siblings recently filed a lawsuit naming as defendants Gary W. Rollins, R. Randall Rollins and Henry B. Tippie, in their capacities as trustees of certain Rollins family trusts.  The lawsuit does not implicate the Company or its operations.  Gary Rollins, Randall Rollins and Henry Tippie are each directors of the Company.  Gary Rollins is also the Chief Executive Officer of the Company and Randall Rollins is the Chairman of the Company.

Gary Rollins, who served as Orkin’s President until 2004 and has been Rollins’ President since 1984, will assume these responsibilities for the time being.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, LLC., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services, Inc. and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia, the Mediterranean and Europe from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.